Exhibit 99.1

Description of Amended and Restated 2002 Long-Term Incentive and Share Award Plan

The Board originally approved the Vail Resorts, Inc. 2002 Long-Term Incentive and Share Award Plan on October 8, 2002, and our stockholders approved the plan on December 9, 2002. On November 6, 2006 (the “Effective Date”), the Board adopted the Amended and Restated 2002 Long-Term Incentive and Share Award Plan (the “Plan”), subject to approval from our stockholders. The primary purpose of the Plan is to make available additional shares of common stock for awards under the Plan to attract and retain well-qualified individuals to serve in key positions with the Company and its subsidiaries by providing them with performance-related incentives. The Plan is materially different from the Vail Resorts, Inc. 2002 Long-Term Incentive and Share Award Plan in the following ways:

•
The number of shares of common stock authorized for issuance under the Plan has been increased (1) from 2,500,000 to 5,000,000 shares and (2) augmented to include an amount equal to the number of shares of common stock remaining for issuance under the Company’s 1999 Long-Term Incentive and Share Award Plan and a number of shares of common stock that is equal to any shares of common stock that are forfeited pursuant to the terms of the Company’s 1999 Long-Term Incentive and Share Award Plan;

•
Equity awards may be substituted or assumed in connection with mergers, reorganizations, separations, or other transactions to which Internal Revenue Code Section 424(a) applies. The number of shares of common stock reserved for issuance under the Plan may be increased by the corresponding number of awards assumed and, in the case of a substitution, by the net increase in the number of shares of common stock subject to awards before and after the substitution;

•	Performance based cash awards may be granted;

•	Fair market value is determined by reference to the closing price of our common stock on the date of grant; and

•	The expiration date of the Plan on November 6, 2016.

We are asking our stockholders to approve the Plan as the Board believes that approval of the Plan is essential to the Company’s continued success. The primary purpose of the Plan is to make available shares of common stock for awards under the Plan to attract and retain well-qualified individuals to serve in key positions with the Company and its subsidiaries by providing them with performance-related incentives. The Board believes that the continued availability and use of performance-based incentives and stock-based awards as an element of key employee compensation represents an important aspect in promoting the future growth and profitability of the Company and its subsidiaries. As of November 1, 2006, under the existing plan, there were nonqualified stock options to purchase 1,312,336 shares of common stock outstanding, SARs with respect to 507,786 shares of common stock outstanding, 24,752 shares of restricted stock outstanding and 200,767 restricted share units outstanding.

The following summary of the Plan is qualified in its entirety by express reference to the Plan, which is attached as Exhibit 10.1 of this Form 10-Q for the quarter ended January 31, 2007.

Description of Plan

The Plan is intended to provide incentives to attract, retain and motivate employees, consultants and directors in order to achieve our long-term growth and profitability objectives. The Plan will provide for the grant to eligible employees, consultants and directors of stock options, SARs, restricted stock, restricted share units, performance stock, performance units, performance cash awards, dividend equivalents and other stock-based awards (the “Awards”). An aggregate of 5,000,000 shares of common stock has been reserved for issuance under the Plan; provided, however, that such number shall be increased by (1) the number of shares of common stock available for issuance under the Company’s 1999 Long-Term Incentive and Share Award Plan as of the Effective Date and (2) the number of shares of common stock, if any, that are subject to awards issued under the Company’s 1999 Long-Term Incentive and Share Award Plan that are forfeited, canceled, terminated or surrendered on or after the Effective Date (of which: (1) during a calendar year the maximum number of stock with respect to which options and SARs may be granted to an eligible participant under the Plan will be 1,000,000 shares of common stock, and (2) during a calendar year the maximum number of stock with respect to which performance stock, performance units, restricted stock and restricted share units intended to qualify as performance-based compensation may be granted to an eligible participant under the Plan shall be not more than the equivalent of 200,000 shares of common stock), subject to anti-dilution adjustments in the event of certain changes in our capital structure, as described below. If any Awards are forfeited, cancelled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of shares of common stock, any shares of common stock counted against the number of shares of common stock reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan. Shares issued pursuant to the Plan will be either authorized but unissued stock or treasury stock.

Eligibility and Administration

Officers and other employees and consultants of the Company and its subsidiaries and affiliates and directors of the Company will be eligible to be granted Awards under the Plan. The Plan will be administered by the Compensation Committee (or sub-committee thereof) or such other Board committee (or the entire Board) as may be designated by the Board (the “Committee”). Unless otherwise determined by the Board, the Committee will consist of two or more non-employee directors with the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), each of whom is an outside director within the meaning of Internal Revenue Code Section 162(m). The Committee will determine which eligible employees, consultants and directors receive Awards, the types of Awards to be received and the terms and conditions thereof. The Committee will have authority to waive conditions relating to an Award or accelerate vesting of Awards. All of our employees are currently eligible to participate in the Plan. The actual number of employees who will receive future Awards under the Plan cannot be determined because selection for participation in the Plan is in the sole discretion of the Committee. A summary of current Awards is set forth below.

The Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Internal Revenue Code Section 424(a) applies. The number of shares of common stock reserved for issuance may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of shares of common stock subject to Awards before and after the substitution.

The Committee will be permitted to delegate to officers or other directors of the Company the authority to perform administrative functions for the Plan and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine to the extent permitted under Rule 16b-3 of the Exchange Act and applicable law. If an Award is intended to be qualified as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Committee may not increase the amount of compensation payable if it would disqualify the Award under Section 162(m) of the Internal Revenue Code.

Except for certain antidilution adjustments, unless the approval of our stockholders is obtained, options and SARs issued under the Plan will not be amended to lower their exercise price and options and SARs issued under the Plan will not be exchanged for other Options or SARs with lower exercise prices.

Awards

Incentive stock options (“ISOs”) intended to qualify for special tax treatment in accordance with the Internal Revenue Code and nonqualified stock options not intended to qualify for special tax treatment under the Internal Revenue Code may be granted for such number of shares of common stock as the Committee determines. The Committee will be authorized to set the terms relating to an option, including exercise price and the time and method of exercise. However, the exercise price of options will not be less than the fair market value of the stock on the date of grant, and the term will not be longer than ten years from the date of grant of the options. The terms of ISOs will comply with the provisions of Section 422 of the Internal Revenue Code. ISOs may only be granted to employees. Awards may be granted alone, in tandem with or in exchange for any other Award.

A SAR will entitle the holder thereof to receive with respect to each share of common stock subject thereto, an amount equal to the excess of the fair market value of one share of common stock on the date of exercise (or, if the Committee so determines, at any time during a specified period before or after the date of exercise) over the exercise price of the SAR set by the Committee as of the date of grant. However, the exercise price of the SARs will not be less than the fair market value of the stock on the date of grant, and the term will not be longer than ten years from the date of grant of the SARs. Payment with respect to SARs may be made in cash or shares of common stock as determined by the Committee.

Awards of restricted stock will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, eligible individuals granted restricted stock will have all of the rights of a stockholder, including the right to vote restricted stock and receive dividends thereon, and unvested restricted stock will be forfeited upon termination of service during the applicable restriction period.

A restricted share unit will entitle the holder thereof to receive shares of common stock or cash at the end of a specified deferral period. Restricted share units will also be subject to such restrictions as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, restricted share units subject to deferral or restriction will be forfeited upon termination of service during any applicable deferral or restriction period.

Performance stock and performance units will provide for future issuance of stock or payment of cash, respectively, to the recipient upon the attainment of corporate performance goals established by the Committee over specified performance periods. Performance cash awards will provide for the payment of cash to the recipient upon attainment of corporate performance goal established by the Committee over specified performance periods. Except as otherwise determined by the Committee, performance stock, performance units and performance cash awards will be forfeited upon termination of service during any applicable performance period. Prior to payment of performance stock, performance units or performance cash awards, the Committee will certify that the performance objectives were satisfied. Performance objectives may vary from individual to individual and will be based upon one or more of the following performance criteria as the Committee may deem appropriate: appreciation in value of the common stock; total stockholder return; earnings per share; operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity; return on designated assets; return on capital; economic value added; earnings; revenues; expenses; operating profit margin; operating cash flow; net profit margin; free cash flow; cash flow return on investment; and operating margin. The Committee may revise performance objectives if significant events occur during the performance period which the Committee expects to have a substantial effect on such objectives.

Dividend equivalents granted under the Plan will entitle the holder thereof to receive cash, shares of common stock or other property equal in value to dividends paid with respect to a specified number of shares of common stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Committee is also authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, shares of common stock, as deemed by the Committee to be consistent with the purposes of the Plan.

Nontransferability

Unless otherwise set forth by the Committee in an award agreement, Awards (except for vested stock) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative.

Capital Structure Changes

If the Committee determines that any dividend, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, repurchase, stock exchange or other similar corporate transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible participants under the Plan, then the Committee is authorized to make such equitable changes or adjustments as it deems appropriate, including adjustments to (1) the number and kind of stock which may thereafter be issued under the Plan, (2) the number and kind of stock, other securities or other consideration issued or issuable in respect of outstanding Awards and (3) the exercise price, grant price or purchase price relating to any Award.

Amendment and Termination

The Plan may be amended, suspended or terminated by the Board at any time, in whole or in part. However, any amendment for which stockholder approval is required by Section 422 of the Internal Revenue Code will not be effective until such approval has been attained. In addition, no amendment, suspension, or termination of the Plan may materially and adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. The Committee may waive any conditions or rights, amend any terms, or amend, suspend or terminate, any Award granted, provided that, without participant consent, such amendment, suspension or termination may not materially and adversely affect the rights of such participant under any Award previously granted to him or her.

Effective Date and Term

The Plan became effective as of November 6, 2006, subject to approval by our stockholders at our Annual Meeting of Stockholders. Unless earlier terminated, the Plan will expire on November 6, 2016, and no further awards may be granted thereunder after such date.

Market Value

The per share closing price of the common stock on November 10, 2006 was $41.09.

Federal Income Tax Consequences

The following is a summary of the federal income tax consequences of the Plan, based upon current provisions of the Internal Revenue Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretation thereof, and does not address the consequences under any state, local or foreign tax laws.

Stock Options

In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to us. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of common stock acquired on the exercise of such option depend on whether the option is a nonqualified stock option or an ISO.

Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of common stock received upon exercise over the exercise price. We will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of common stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock, to the participant.

Generally, a participant will not recognize ordinary taxable income at the time of exercise of an ISO and no deduction will be available to us, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of disability or death). If an ISO granted under the Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option. Also, an ISO granted under the Plan will be treated as a nonqualified stock option to the extent it (together with other ISOs granted to the participant by us) first becomes exercisable in any calendar year for shares of common stock having a fair market value, determined as of the date of grant, in excess of $100,000.

If shares of common stock acquired upon exercise of an ISO are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of common stock acquired upon exercise of an ISO are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and we will generally be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares of common stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of common stock have been held. Where shares of common stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of common stock have been held.

If an option is exercised through the use of shares of common stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned stock and, thus, no gain or loss will be recognized with respect to such previously owned stock upon such exercise. The amount of any built-in gain on the previously owned stock generally will not be recognized until the new stock acquired on the option exercise are disposed of in a sale or other taxable transaction.

Although the exercise of an ISO as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

Restricted Stock

A participant who receives shares of restricted stock will generally recognize ordinary income at the time that the shares “vest”, i.e., either when they are not subject to a substantial risk of forfeiture or when they are freely transferable. The amount of ordinary income so recognized will be the fair market value of the common stock at the time the income is recognized (determined without regard to any restrictions other than restrictions which by their terms will never lapse), less the amount, if any, paid for the stock. This amount is generally deductible for federal income tax purposes by us. Dividends paid with respect to common stock that is nonvested will be ordinary compensation income to the participant (and generally deductible by us). Any gain or loss upon a subsequent sale or exchange of the shares of common stock, measured by the difference between the sale price and the fair market value on the date restrictions lapse, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock. The holding period for this purpose will begin on the date following the date restrictions lapse.

In lieu of the treatment described above, a participant may elect, solely with respect to a grant of shares of restricted stock, immediate recognition of income under Section 83(b) of the Internal Revenue Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and we will generally be entitled to a corresponding deduction. Dividends paid with respect to stock as to which a proper Section 83(b) election has been made will not be deductible to us. If a Section 83(b) election is made and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

SARs and Other Awards

With respect to SARs, restricted share units, performance stock, performance units, performance cash awards, dividend equivalents and other Awards under the Plan not described above, generally, when a participant receives payment with respect to any such Award granted to him or her under the Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to us.

Payment of Withholding Taxes

The Company may withhold, or require a participant to remit to us, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with Awards under the Plan.

Deductibility Limit on Compensation in Excess of $1 Million

Internal Revenue Code Section 162(m) limits publicly-held companies such as the Company to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees (i.e., the chief executive officer and four other most highly compensated executive officers). However, performance-based compensation is excluded from this limitation. The Plan is designed to permit the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(1)	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(2)
the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(3)	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

(4)	the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the applicable compensation committee; the plan under which the option is granted states the maximum number of shares of common stock with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

The types of pre-established, objective performance goals that may be applied by the Committee are outlined above. The maximum number of shares of common stock that may be issued during any calendar year pursuant to specific Awards is also set forth above.

Under the Internal Revenue Code, a director is an “outside director” of the Company if he or she is not a current employee of the Company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the Company in any capacity other than as a director.